EXHIBIT 99.1
Contact: Suzanne H. Wood
         Investor Relations
         (336) 664-2400

                            OAKWOOD HOMES CORPORATION
                         ANNOUNCES SEVERAL DEVELOPMENTS

GREENSBORO, N.C., August 11, 1999 - Oakwood Homes Corporation (NYSE: OH) today announced several developments, including that its Board of Directors has decided to terminate its exploration of strategic alternatives.

At its meeting on August 10, 1999, the Board of Directors determined that in light of industry conditions, the Company's financial performance and other factors, and taking into account the advice of its advisors, Oakwood should cease consideration of a sale or merger of the Company including any consideration of a management-led buyout, the possibility of which was discussed in the Company's June 18 press release.

Dennis I. Meyer, chairman of the special committee formed to make recommendations to the Board of Directors regarding strategic alternatives, stated: "After extensive deliberations, the Board of Directors believes that the interests of the Company's shareholders are best served by the Company and its management focusing on addressing the challenges facing the Company. Oakwood's Board and its management remain confident of the long-term soundness of this industry and of Oakwood's strategic direction."

Nicholas J. St. George, Chairman and Chief Executive Officer, said: "Even in a difficult industry environment characterized by overcapacity at retail and depressed stock valuations, Oakwood has remained profitable with strong cash flows. In the near term, Oakwood will continue to focus on improving its operating performance. Programs to improve operating performance and working capital by reducing inventory and production schedules, decreasing operating costs, and better aligning headcount to market demand have been implemented and are continuing. To date, we have ceased production at three plants, have reduced production at other plants and have eliminated through attrition or layoff approximately 1,000 jobs. While much work remains to be done, our management team and Board are absolutely committed to improving long-term profitability.

"On a personal note, I have informed the Board of my intention to retire as an officer and director effective September 30, 1999. This has been a planned transition in leadership. I have been considering retirement for some time and have been working with the Board of Directors on a succession plan for over two years. With the completion of the succession plan and the initiation of the plan of action to deal with current industry difficulties, I feel it is the appropriate time to retire. The management team that we have in place is well suited to lead the Company into the next millennium. I remain confident of Oakwood's ability to deal with current industry conditions and ultimately resume its growth track.

"Succeeding me as Chairman and Chief Executive Officer will be William G. Edwards, who was appointed Oakwood's President and Chief Operating Officer in December, 1998. I will continue to be employed by the Company to assist with transitional matters and also will continue to have a significant investment in Oakwood stock," concluded Mr. St. George.

Mr. Edwards, 55, has held a broad range of positions in the manufactured housing business over the past thirty years, including President of Destiny Industries, which Oakwood acquired in 1995. Prior to founding Destiny Industries, Mr. Edwards was Executive Vice President and Chief Operating Officer of Peachtree Housing.

Mr. Edwards and the Board jointly said: "When Nick became CEO in 1979, the Company had total revenues of $37 million, shareholders' equity of $13 million and 36 sales centers. Nick's untiring efforts on the Company's behalf during his 20 years as CEO contributed immeasurably to its growth and led it to a position of leadership in the industry. We are grateful that he put into place a proper succession plan to enable the Company to continue to move forward, and we respect his desire to retire now. Oakwood's new leadership will continue to implement the Company's integration strategy encompassing manufacturing, retail and wholesale sales, insurance and consumer finance - to drive long-term growth. Our primary goal is to continue to leverage our market capabilities and integration strategy to generate long-term shareholder value."

Oakwood Homes Corporation and its subsidiaries are engaged in the production, sale, financing and insuring of manufactured housing throughout the United States. With 400 Company-owned stores and an extensive network of independent dealers, 29 manufacturing facilities and over 11,000 employees, Oakwood Homes is the nation's largest retailer of manufactured housing.

This press release contains certain forward-looking statements and information based on the beliefs of the Company's management as well as assumptions made by, and information currently available to, the Company's management. Words like "believe," "expect," "should," and similar expressions used in this press release are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors in the Company's Registration Statement on Form S-3 filed February 22, 1999. Should underlying assumptions prove incorrect or should one or more of the risks or uncertainties materialize, actual events or results may vary from those described herein as anticipated, expected, believed or estimated.